Exhibit 99.1

For Release:                         Immediately

Contact:                                John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD
QUARTERLY EARNINGS IN THIRD QUARTER

Calhoun, Georgia, October 16, 2003 - Mohawk Industries, Inc. (NYSE:MHK) today announced the highest quarterly net earnings in its history of $91,382,000 (12% above last year) and diluted earnings per share (EPS) of $1.36 (12% above last year) for the third quarter of 2003.  This compares to $81,560,000 in net earnings and $1.21 in EPS for the third quarter of 2002.  This improvement was the result of strong sales growth in the Dal-Tile segment, increased operating income and lower interest costs.  Net sales for the quarter increased 6% to $1,303,166,000 from $1,224,403,000 in 2002.  This increase was primarily the result of internal growth of both Mohawk and Dal-Tile products.  The Mohawk segment net sales of $967,405,000 in the third quarter of 2003 were up 4% from $927,299,000 due to improving sales across all product categories.  The Dal-Tile segment net sales of $335,761,000 in the third quarter of 2003 grew 13% from $297,104,000 primarily from internal growth.

Net earnings for the first nine months of 2003 were $208,007,000 (4% above last year), or $3.10 in EPS (1% below last year), compared to $200,288,000 in net earnings, or $3.13 in EPS, for the first nine months of 2002.  This improvement in net earnings is attributable to sales growth and operating earnings growth in the third quarter as well as the acquisition of Dal-Tile during the first quarter of 2002.  The reduction in EPS results from weak first quarter sales and higher raw material, energy and employee benefit costs during the period for the Mohawk segment.  Net sales for the first nine months increased 10% to $3,635,062,000 from $3,318,860,000.  This sales increase resulted primarily from the acquisition of Dal-Tile and hard surface internal growth.

In commenting on the third quarter results, Jeffrey S. Lorberbaum, President and CEO, stated, "The improvement in our third quarter was very encouraging and we believe somewhat indicative of the more optimistic outlook of most economists.  All of our product categories experienced positive revenue growth in the third quarter.  The Mohawk segment operating margin improved from 10.5% last year to 11.2%.  The Dal-Tile segment's reported operating income was $52,702,000, resulting in an operating margin of 15.7%.  Excluding the start up costs for the new Dal-Tile manufacturing facility (approximately $2,500,000), the Dal-Tile segment's operating income would have been $55,202,000, resulting in an operating margin of 16.4%, as compared to last year's operating margin of 15.8%.  The overall carpet industry is showing signs of improvement with the new home business continuing to lead other sectors within the carpet industry.   We believe the other segments of the floorcovering industry are also continuing to experience strong growth in new construction.

We were able to effectively manage our costs this quarter in spite of continuing high energy and raw material costs.  Price increases in carpet during the second quarter have improved our margins.  We have also controlled our general and administrative costs to lower levels.

The acquisition of Lees Carpet continues on track to close in the fourth quarter of 2003.  We will integrate the financial and administrative systems into the Mohawk systems soon after closing.  Additionally, a team has been formed to consolidate the operating systems in 2004.  The Lees operation will continue under their existing management to focus on the unique product benefits that add value to their customers.  All functional groups are developing strategies to maximize the combined value we bring to our customers.  Our balance sheet is very strong with 26.5% debt to capitalization excluding $16,000,000 of cash on the balance sheet at the end of the current quarter.  The current available bank line of $700,000,000 will more than cover the approximate $352,000,000 needed for the Lees Carpet acquisition.  We believe the acquisition will be slightly accretive in 2004."

Currently the company does see improving trends in the carpet industry and continued growth in the hard surface products, but there is still some uncertainty as consumer confidence trends and employment statistics continue to be lackluster.  After considering these factors, the fourth quarter earnings forecast range is from $1.32 to $1.40 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "forecast," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Those statements are based on many assumptions including assumptions regarding the Company's ability to maintain its sales growth and gross margins and to control costs.  These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate.  Forward-looking statements involve a number of risks and uncertainties.  The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers; raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile.  The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Karastan," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Mohawk Commercial," "World," and "Wunda Weve."  Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark.  Mohawk manufactures and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean.   Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

There will be a conference call Friday, October 17, 2003 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255.  A conference call replay will also be available until Friday, October 24, 2003 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering

Conference ID # 3374137.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL
4th QUARTER 2003	FEBRUARY 5, 2004	FEBRUARY 6, 2004	11:00 AM (800-603-9255)
1st QUARTER 2004	APRIL 21, 2004	APRIL 22, 2004	11:00AM (800-603-9255)
2nd QUARTER 2004	JULY 21, 2004	JULY 22, 2004	11:00AM (800-603-9255)
3rd QUARTER 2004	OCTOBER 21, 2004	OCTOBER 22, 2004	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

Net sales	$ 1,303,166	1,224,403	3,635,062	3,318,860
Cost of sales	938,280	883,000	2,655,277	2,422,174
Gross profit	364,886	341,403	979,785	896,686
Selling, general and administrative expenses	205,482	197,779	612,120	538,229
Operating income	159,404	143,624	367,665	358,457
Interest expense	14,162	16,426	41,347	42,377
Other (income) expense, net	1,333	1,634	(1,252)	2,139
Earnings before income taxes	143,909	125,564	327,570	313,941
Income taxes	52,527	44,004	119,563	113,653
Net earnings	$ 91,382	81,560	208,007	200,288
Basic earnings per share	$ 1.38	1.22	3.14	3.19
Weighted-average shares outstanding	66,260	66,824	66,167	62,855
Diluted earnings per share	$ 1.36	1.21	3.10	3.13
Weighted-average common and dilutive
potential common shares outstanding	67,222	67,683	67,017	64,086

Other Financial Information
(Amounts in thousands)

Depreciation & amortization	$ 26,006	25,024	77,444	75,500
Capital expenditures	$ 26,498	26,831	80,323	74,072

Consolidated Balance Sheet Data
(Amounts in thousands)
			September 27, 2003	September 28, 2002
ASSETS
Current assets:
Cash			$ 16,360	-
Receivables			602,867	569,567
Inventories			830,291	742,647
Prepaid expenses			29,786	22,732
Deferred income taxes			82,074	83,056
Total current assets			1,561,378	1,418,002
Property, plant and equipment, net			859,066	843,782
Goodwill			1,290,666	1,277,453
Other assets			167,325	165,916
			$ 3,878,435	3,705,153
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 25,998	42,366
Accounts payable and accrued expenses			688,995	681,299
Total current liabilities			714,993	723,665
Long-term debt, less current portion			762,801	903,104
Deferred income taxes and other long-term liabilities			210,045	180,890
Total liabilities			1,687,839	1,807,659
Total stockholders' equity			2,190,596	1,897,494
			$ 3,878,435	3,705,153

Segment Information	As of or for the Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

Net sales:
Mohawk	$ 967,405	927,299	2,702,261	2,704,204
Dal-Tile	335,761	297,104	932,801	614,656
Consolidated net sales	$ 1,303,166	1,224,403	3,635,062	3,318,860

Operating income:
Mohawk	$ 108,499	97,594	235,053	266,714
Dal-Tile	52,702	46,955	137,749	95,258
Corporate and eliminations	(1,797)	(925)	(5,137)	(3,515)
Consolidated operating income	$ 159,404	143,624	367,665	358,457

Assets:
Mohawk			$ 1,777,780	1,733,632
Dal-Tile			1,966,519	1,839,261
Corporate and eliminations			134,136	132,260
Consolidated assets			$ 3,878,435	3,705,153